[English Language Translation of Document]

                            QUOTA PURCHASE AGREEMENT

QUOTA PURCHASE AGREEMENT, made as of this 11th day of October, 1995, by and among of the one side:

1. ALLIANCE AMERICAS INC., a company duly organized and validly existing under the laws of the State of Delaware, U.S.A., with principal place of business at 115 East 57th Street, in the City of New York, State of New York, U.S.A., herein duly represented in accordance with the provisions of its By-laws, by Mr. Pedro Joseph Hedegus Kaufmann, a Brazilian citizen, married, business administrator, with its office in the City of Sao Paulo, State of Sao Paulo, at Rua Sarah de Souza, 242, Brazil, bearer of the Identification Card RG No. 3,698,996 and of CIC No. 056,797,708-06, hereinafter referred to as "Buyer"; and,of the other side,

II. FINANCIERA FENIX S.A., a company duly organized and validly existing under the laws of Western Republic of Uruguay, with principal place of business at Juan Carlos Gomes, No. 1,348, 4th floor, in the City of Montevideu, Uruguay, with its By-laws duly approved by and registered with the General Trade Public Registry of the City of Montevideu on April, 28, 1994, under No. 700, pages 1399/1400, of the By-laws' Book No. 2 (No. 11461/94), herein duly represented by its attorney-in-fact, Mr. Mauricio Jose Chiavatta, a Brazilian citizen, married, lawyer, with its office in the City of Sao Paulo, State of Sao Paulo, at Rua Sao Bento, No. 45, 2nd floor, suite 204/206, bearer of the Identification Card RG No. 9,253,508-2 and of CIC No. 048,416,958-00; and

III. LUIZ DOMINGOS RODRIGUES, a Brazilian citizen, married, businessman, residing and domiciled in the City of Sao Paulo, State of Sao Paulo, at Rua Guanabara, 321, bearer of Identification Card RG No. 9,542,708 and of CIC No. 820,723,618-34 (hereinafter collectively referred to as "Sellers" and individually as "Fenix" and "Luiz", respectively), and , as intervening party,

IV. ALLIANCE ENTERTAINMENT CORP., a company duly organized and validly existing under the laws of the State of Delaware, U.S.A., with principal place of business at 110 East 59th Street, in the City of New York, State of New York, U.S.A., herein represented in accordance with the provisions of its By-laws, hereinafter referred to as "AEC".

       WHEREAS, Sellers are the sole quotaholders of a certain limited liability company named DISTRIBUTORA DE DISCOS E FITAS CANTA BRASIL LTDA., with head offices in the City of Sao Paulo, State of Sao Paulo, at Rua Casper Libero, 52, enrolled with the Taxpayers' Registry CGC/MF under No. 58,027,665/0001-79 (hereinafter referred to as the "Company");

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       WHEREAS, the Quotas (as defined below) are held free and clear of any encumbrances, liens, pledge, or other burdens;

       WHEREAS, Canta Brasil is a company duly organized and existing under the laws of the Federative Republic of Brazil with its articles of incorporation and amendments thereto duly registered with the Board of Trade of the State of Sao Paulo - JUCESP;

       WHEREAS, Buyer desires to purchase from Sellers all of the quotas of the Company as more fully specified in Section 3.2 hereof (hereinafter referred to as the "Quotas") and Sellers are willing to assign, transfer and convey the Quotas to Buyer;

       NOW, THEREFORE, intending to be legally bound hereby, and in consideration of the terms herein contained and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:

1.  QUOTA PURCHASES.

              (a) In reliance on the representations and warranties of Sellers contained herein, Buyer hereby agrees to purchase and Sellers agree to sell the Quotas from Sellers on the terms and subject to the conditions set forth herein. Buyer shall purchase all of the Quotas of the Company, all of which Quotas are owned by Sellers as set forth on Schedule 3.2 to the Disclosure Letter (as defined herein below).

              (b) Simultaneously with the execution hereof, Sellers shall execute an amendment to the Articles of Incorporation of the Company whereby Sellers shall transfer and assign the Quotas to Buyer and to a nominee individual, as instructed by Buyer

              (c) Sellers hereby undertake to execute, at any time, any and all documents deemed required or necessary to vest in the Buyer the ownership of the Quotas.

2. PURCHASE PRICE.

         2.1 The Purchase price to be paid by Buyer to Sellers in consideration for the assignment and transfer of the Quotas hereby shall be a maximum amount of five million seven hundred and fifty thousand US Dollars (US$ 5,750,000). The Purchase Price shall be paid in the following manner:

              (a) a down payment in the amount of two million seven hundred fifty thousand US Dollars (US$ 2,750,000), on October 13, 1995;


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              (b) subject to the provisions of Section 9.1 below an installment of seven hundred and fifty thousand US Dollars (US$ 750,000), on January 5, 1996;

              (c) subject to the provisions of Section 9.1 below an installment of seven hundred and fifty thousand US Dollars (US$ 750,000), on July 5, 1996, in consideration for the Sellers entering into the non-competition covenants mentioned in Section 5 hereof;

              (d) subject to the provisions of Section 9.1 below installment of one million and five hundred thousand US dollars (US$ 1,500,000), to be paid by Buyer to Sellers by means of delivery to Sellers of common shares issued by AEC, an aggregate amount equivalent to one million and five hundred thousand US dollars (US$ 1,500,000) (herein referred to as "AEC Shares") . The AEC Shares shall be issued and delivered to the Sellers pursuant to the following rules:

                  (i) If the invoicing of CANTA BRASIL for the period comprised between 10/01/95 and 12/31/95 is equal or in excess of eight million US dollars (US$ 8,000,000), AEC shall issue a number of AEC Shares corresponding to US$ 500,000 and deliver such AEC Shares to the Sellers five (5) business days after the date on which the Coopers & Lybrand Invoicing Report (as defined below) is delivered to the Buyer.

                  (ii) If the invoicing of CANTA BRASIL for the period comprised between 01/01/96 and 06/30/96 is equal or in excess of nine million and five hundred thousand US dollars (US$ 9,500,000), AEC shall issue a number of AEC Shares corresponding to US$ 750,000 and deliver such AEC Shares to the Sellers five (5) business days after the date on which the Coopers & Lybrand Invoicing Report is delivered to the Buyer.

                  (iii) Upon due accomplishment of the condition specified in item (i) and (ii) hereinabove, AEC shall issue a number of AEC Shares corresponding to US$ 250,000 and deliver such AEC Shares to the Sellers five (5) business days after the date on which the Coopers & Lybrand Invoicing Report is delivered to the Buyer.

                  (iv) If the invoicing requirements are achieved before the end of any of the periods described above, the Buyer shall issue and deliver to the Sellers the corresponding shares within five (5) business days from the date of the relevant Coopers & Lybrand Invoicing Report. However the delay in the achievement of the invoicing requirements shall cause the delay on the release of the corresponding shares, which shall only occur five (5) business days from the date of the relevant Coopers & Lybrand Invoicing Report.


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                  (v) It is hereby agreed that, in the case it is proved that the invoicing requirements were not met due to the commercial policies adopted by the Buyer, and not due to conditions out of the Buyer's control, the Buyer shall cause the release of each of the shares corresponding to the relevant period, irrespective of the achievement of the invoicing requirements, PROVIDED, HOWEVER, that the Buyer shall retain the right to reject sales that are not made under customary margins. To that end, Luiz shall not implement any sales or marketing programs that decrease Canta Brasil net margins.

                  (vi) For purposes of this Section, the invoicing of a relevant period shall be ascertained by Coopers & Lybrand, Biedermann, Bordasch Auditores Independentes Ltda. ("Coopers & Lybrand"), within up to thirty (30) days following the Closing date of each applicable period (the relevant conclusions to be reflected in the "Coopers & Lybrand Invoicing Report").

                  (vii) The number of AEC Shares to be issued for fulfillment by
              Buyer of any of its payment obligations provided in this item (d) shall be defined as per the average New York Stock Exchange closing price of the AEC outstanding shares twenty (20) calendar days prior to the date of each payment.

                  (viii) AEC shall have a Period of ninety (90) days from the date of the Coopers & Lybrand Invoicing Report to obtain the registration of the relevant issue of AEC Shares with the US Securities and Exchange Commission ("SEC").

                  (ix) It is hereby further agreed that as soon as any portion of the AEC Shares is delivered to the Sellers, Sellers shall appoint Mr. Joseph Bianco, Chairman of AEC, or his nominee, as their attorney-in-fact with full and irrevocable power to use the voting rights associated with the AEC Shares. Such appointment shall be reflected in an Irrevocable Power-of-Attorney to be timely issued by Sellers as per the draft instrument attached hereto as Exhibit I, which shall be valid until the date on which the Sellers dispose of the AEC Shares.

         2.2 The installments of the Purchase Price shall be paid by Buyer as timely instructed by Sellers. It is hereby expressly understood that Buyer shall not bear any responsibility in connection with how the Purchase Price shall be allocated between Fenix and Luiz.

         2.3 It is hereby expressly understood and agreed by the parties that the maximum amount set forth above for the Purchase Price was established by Sellers and Buyer based upon the following assumptions by Buyer:

              (a) the Company has no tax liability, actual or contingent, as of September 30, 1995, except for those mentioned in the Section below.

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                  (b) the difference between (i) accounts receivable plus
inventories and (ii) accounts payable ("Working Capital") is equal to or greater than zero (0) , as of September 30, 1995, and the net worth of the Company is equal to or greater than zero (0), as of September 30, 1995;

                  (c) the fixed assets of the Company shall be, as of September 30, 1995, those contained in Schedule 3.9 to the Disclosure Letter.

         2.4 (a) It is hereby understood and agreed by the parties that the Company has delivered to Buyer prior to the date hereof balance sheets of the Company as of September 30, 1995 (the "Pro Forma Balance Sheet"). The Pro Forma Balance Sheet has been prepared in accordance with Brazilian generally accepted accounting principles, applied on a consistent basis. The Pro Forma Balance Sheet present fairly in all respects the financial position of the Company and the results of the operations of the Company for the period then ended.

                  (b) Within sixty (60) days of the date hereof, Coopers & Lybrand shall prepare and promptly deliver to the Company and Buyer an audited balance sheet of the Company as of October 31, 1994, and related statements of income (the "Audited Financial Statements"), which shall comprise the period ranging from January 1, 1994 through October 31, 1994. Should the Working Capital and/or the net worth of the Company shown in the Audited Financial Statements be lesser than zero (0), in violation to the assumptions by Buyer stated in Clause 2.3(b), the Purchase Price shall then be reduced by an amount equal to such negative Working Capital.

                  (c) Any such adjustment to the Purchase Price shall be applied against and automatically reduce the installments of the Purchase Price payable pursuant to Section 2.1(b) hereof, commencing with the installment due immediately after the receipt by Buyer and the Company of the Audited Financial Statements. If the amount of such installment is insufficient to adjust the Purchase Price, the adjustment shall then be applied against and automatically reduce the subsequent installment or installments of the Purchase Price. The balance of any adjustment to the Purchase Price remaining after reduction of the installments, if any, shall be paid by sellers in accordance with the terms of
Section 10 herein below.

         2.5 Any amounts which fail to be paid by Buyer as required by the provisions of this Section 2 hereof shall be subject to (i) monetary correction as per IPC-R (in accordance with the applicable legislation then in force), (ii) a fine of ten percent (10%) of the updated amount, and (iii) default interest of one percent (1%) per month or fraction thereof.






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3.       REPRESENTATIONS AND WARRANTIES OF THE SELLERS,

         Each of the Sellers hereby represents and warrants to the Buyer (contained in this Agreement or set forth in any certificate delivered in connection herewith), except as otherwise stated specifically in the Disclosure Letter of even date herewith delivered by the Company and the Sellers to the Buyer (the "Disclosure Letter"), as follows:

         3.1 Quotas of the Company. The capital of the Company, the amount of five thousand reais (R$ 5,000), is divided into five thousand (5,000) quotas of the par value of one real R$ 1.00 each, four thousand seven hundred and fifty (4,750) of which are owned by Fenix and two hundred and fifty (250) of which are owned by Luiz. The Quotas are owned by Sellers free and clear of any and all encumbrances, are fully paid and non-assessable; there are other outstanding qoutas, warrants, scrip, rights, options, calls or any obligations or instruments evidencing the right to purchase or effect a conversion into any quotas thereof, nor any agreement, instrument, arrangement, contract, obligation, commitment or understanding relating to the issuance or transfer of any thereof, whether or not such may be authorized, issued or outstanding pertaining to the Company except as set forth in Schedule 3.1 to the Disclosure Letter; there are no "phantom" quota rights or agreements or similar rights or agreements intended to or which confer on any person, partnership, corporation or other entity, rights similar to any rights accruing to owners of quotas; and, except as disclosed in Schedule 3.1 to the Disclosure Letter, neither the Sellers nor the Company have any liability to any former quotaholder of the Company in connection with the purchase or sale of any quota or other security to or from such former quotaholder, whether in the form of preemptive rights or otherwise.

         3. 2    Power and Authority of the Company and Sellers.

              (a) The Company is a limited liability company duly organized, validly existing and in good standing under the laws of Brazil. The Company has full power and authority to carry on its business and to own or leave its properties as and in the places where such business is now conducted and such properties are now owned, leased or operated and has all licenses necessary for the operation of such business as currently operated.

              (b) Each of the Seller has full power and authority to execute and deliver this Agreement, the Disclosure Letter and the other instruments to be executed and delivered by the Sellers in connection herewith and therewith and to consummate the transactions contemplated hereby and thereby; this Agreement and the Disclosure Letter, and such other instruments related hereto or thereto, shall constitute legal, valid and binding obligations of the Sellers executing the same, enforceable against the Sellers in accordance with their respective terms (subject, as to the enforcement of remedies, to applicable bankruptcy, reorganization, insolvency, moratorium laws insofar as they affect the enforcement of creditors' rights generally from time to time in effect).

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         3 .3 No Conflict. Except as set forth on Schedule 3.3 to the
Disclosure Letter, the execution, delivery and performance of this Agreement by the Sellers will not (i) violate any provisions of any Law (as hereinafter defined), judgment, decree or order applicable to any of the Sellers or the Company, (ii) conflict with or result in any breach of any of the terms, conditions, or provision of, or constitute an event which with notice or the lapse of time or both would constitute a default under or violate or result in the breach of, or create any right of termination or acceleration of any right under the Articles of Incorporation of the Company or any agreement, lease, instrument, arrangement, contract, obligation, commitment, or understanding to which any of the Sellers or the Company is a party or by which any of their properties are bound.

         3.4   Taxes.

              (a) "Tax" shall mean any federal, state, local, or other tax (whether income, premium, excise (IPI tax), sales, use, payroll, employment, estimated, franchise, real or personal property, tariff, customs duty, or other kind of tax), assessment, levy, withholding or other governmental charge and shall include all interest, indexation and penalties thereon. "Tax Return" shall mean any report, return, form, statement or other document required to be filed with any authority concerning Taxes.

              (b) There have been filed all Tax Returns that are required to be filed up to the date hereof by the Company, and such Tax Returns are true, correct and complete in all material respects. Except as set forth on Schedule
3.4 to the Disclosure Letter all Taxes for all periods ending on or before the date hereof for which the Company is or will be liable or that are imposed with respect to the business of the Company (including all Taxes shown to be due on all Tax Returns required to be filed for such periods) have been paid except for Taxes the validity of which is being, or will be, contested in good faith by appropriate action diligently pursued and which are not material to the Company. All of such contested Taxes, together with a description of the action being taken with respect thereto and the name of the party taking such action, are set forth in Schedule 3.4 to the Disclosure Letter. The Company has withheld or paid over to the proper taxing authorities all income or other Taxes and amounts required to be withheld or so paid with respect to-salary and other compensation of directors, officers and employees of the Company.

              (c) Except as set forth on Schedule 3.4 to the Disclosure Letter, no tax authority is now asserting or, to best of the Company's and the Sellers knowledge, threatening to assert any deficiency or assessment for additional Taxes or any interest, penalties or fines against any of the Sellers or the Company and there is no basis for any such assertion. There are no liens for Taxes on any of the assets of the Company.

         3.5 No Subsidiaries. The Company has no subsidiaries. The Company does not own (or have any commitment with respect to) any equity interest in any corporation, limited

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liability company or other enterprise business, and none of the Sellers owns (or has any commitment with respect to) any such interest in any such entity whose business is related to the business of the Company, except as set forth in
Schedule 3.5 to the Disclosure Letter.

         3.6 Certificates, etc. Complete and correct copies of the Articles of Incorporation of the Company, as amended to the date hereof as registered with the Board of Trade of the State of Sao Paulo have been delivered to Buyer by the Sellers. The Company has no minute books, and the Quotas are, in pursuance of the law, uncertified.

         3.7 Due Qualification. The Company is not required to be qualified or licensed as a foreign company authorized to do business in any jurisdictions in which it is not so qualified or licensed, except for those jurisdictions in which the failure to obtain such qualification or licensing would not have a material adverse effect on the financial condition, property or operations of the Company.

         3.8 Material Adverse Change. Since September 30, 1995, there has been no material adverse change in the financial condition, practices, business, property, assets or liabilities of the Company. For the purposes hereof "material adverse change" shall mean the occurrence of an event or a series of events which reduces the total invoicing of the Company in more than 5 pct. of the Company's average invoicing ascertained by taking into consideration the immediately preceding 6-month period or creates a liability for the Company, either actual or contingent, in an amount in excess of (fifty thousand US Dollars) US$ 50,000.

3.9  Properties.

           (a) The Company does not own any real property;

           (b) Schedule 3.9 to the Disclosure Letter identifies the only leases, subleases or other agreements, or written, and all amendments or modifications thereof, under which the Company is lessee of, or holds or operates, uses or occupies any real property (the "Leases").

           (c) The Company has good and valid title to all the assets shown on the Pro Forma Balance Sheet, except for these disposed of since that date in the ordinary course of business, free and clear of liens, claims and encumbrances, except for Permitted Encumbrances (as defined in Section 3.9(d) below) and except as identified in Schdeule 3.9 to the Disclosure Letter.

           (d) Permitted Encumbrances shall mean liens reflected on the Pro Forma Balance Sheet.

           (e) Except for matters that in the aggregate are not material to the

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Company, all the tangible property owned or operated by the Company or used in its business is in working condition and repair, ordinary wear and tear except, and is adequate for the conduct of the business of the Company as currently conducted.

           3.10 Inventory. Except as set forth on Schedule 3.10 to the Disclosure Letter, the inventory of the Company was acquired from unrelated third parties on an arm's- length basis and is valued on the books of account of the Company at the lower of cost or market, with adequate allowance for excessive, damaged, or obsolete inventory,

           3.11 Trade Rights/Author's Rights/Producer's Rights. Except as set forth in Schedule 3.11 to the Disclosure Letter, the Company has not infringed or engaged in the unauthorized use or misappropriation of any material proprietary rights, the rights of any authors, or assignees thereof, of musical compositions or the rights of any master copy producers. The Company has never purchased any Inventory in violation of any license or any proprietary right of another or any inventory with respect to which any royalty due has not been paid. The Company has examined all copyright licenses of foreign suppliers of products and has taken the precaution set forth on Schedule 3.11 to make certain that all material in inventory has been properly licensed for sale in Brazil,

           3.12 Legal Proceedings, etc. Except as set forth in Schedule 3.12 to the Disclosure Letter, there is no action, suit, claim, proceeding or investigation (whether or not or on behalf of the Company) pending or, to the best knowledge of the Company or the Sellers, threatened against the Company or the Sellers, or any of the Company's officers, directors or partners in connection with the business or affairs of the Company (such actions, suits, claims, proceedings or investigations are herein referred to "Legal Proceedings") at law, or before any court or Federal, state, county, local or other governmental department, commission, board, agency or administrative body (herein collectively referred to as Governmental Authorities) or in arbitration or mediation, and other Legal Proceedings arising in the ordinary course of the Company's business, in which the amount in dispute exceeds or might exceed ten thousand US dollars (US$ 10,000), except as set forth in Schedule 3.12 to the Disclosure Letter.

           3. 13 Compliance with Laws. Except as set forth on Schedule 3.13 to the Disclosure Letter, the Company has complied with all statutes, laws, ordinances, rules and regulations applicable to its operations (herein collectively called "Laws").

           3.14 Suppliers. Except as set forth on Schedule 3.14 to the Disclosure Letter, no supplier has advised the Company or any Seller of its intention to discontinue, materially reduce the dollar volume, materially increase the, cost or materially change the terms and conditions of supply to the Company.

              3.15 Customers. Except as set forth on Schedule 3.15 to the Disclosure Letter, no such customer has advised the Company or any Seller that it intends to discontinue

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business with the Company, or to materially decrease the amount of its purchases.

           3.16 Contracts. Other than the Leases and except as set forth in
Schedule 3.16 to the Disclosure Letter, there are no written agreements, instruments, arrangements, oral or written contracts, obligations, or commitment involving payments by or to the Company aggregating more than ten thousand US dollars (US $10,000) or which might, individually, be material to the Company, to which the Company is a party or the properties or assets of the Company are bound except those which are terminable by the Company without penalty or other liability upon not more than 30 days' notice (herein collectively called "Contracts"). Except as set forth on Schedule 3.16 to the Disclosure Letter, no consent, which has not been obtained, is required respect to the transactions contemplated hereby. True and complete copies of all written Contracts that are listed in Schedule 3.16 to the Disclosure Letter have been delivered to Buyer, except as indicated on such Schedule. All Contracts of the Company will remain in full force and effect after purchase of the Quotas in accordance with the terms hereof .

           3.17 No Violation. Except as Bet forth on Schedule 3.17 to the Disclosure Letter, the execution, delivery and performance of this Agreement by the Sellers will not impair in any material respect any right, title or interest of the Company or the Sellers under or in respect of any properties, licenses, Trade Rights, or Contracts of the Company or the Sellers.

           3.18 Insurance. Schedule 3.18 to the Disclosure Letter includes a list of all insurance policies and other forms of insurance or risk financing in force with respect to any act or omission of the Company and its directors, agents or employees or to its business and the Leases and leasehold improvements of the Company. All premiums under such policies have been paid as and when payable. Except as set forth on Schedule 3.18, the Company has received no notice that any act or failure to act has occurred which has caused or might cause any thereof to be canceled or terminated or coverage thereunder to be avoided and all notices and acts by company required to be given or done thereunder have been properly given or done.

           3.19 Directors, Officers and Employees. Schedule 3.19 to the Disclosure Letter includes a true and complete list of the names of all persons serving as directors, or officers or consultants of the Company and the family relationships, if any, among such persons. Schedule 3.19 lists the current salary rates and all other material compensation (including fringe benefits, bonuses and material perquisites) of all the directors, officers and employees of the Company receiving compensation in excess of the equivalent in Brazilian currency of sixty thousand US dollars (US$ 60,000) per annum and identifies any increases in such salary rates and compensation which are effective, or will become effective after, the date hereof. No strike or work interruption by any of the employees of the Company has occurred or, to the best knowledge of the Company, is planned or threatened. The Company has no contract with, and has not received notice from, any labor union or group of employees that represents any of the employees of the Company.


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        3.20   Employee Benefit Plans. The Company has no Employee Benefit
Plans except as required by Brazilian law. Sellers and the Company strictly observe, on a consistent basis, the provision of the Brazilian labor laws in force.

        3.21 Environmental Matters. Except as set forth in Schedule 3.21 to the Disclosure Letter:

              (a) Hazardous Materials have not at any time been generated, used, treated or stored on any property or other facilities now owned, leased or operated by the Company (or at any property, plant or other facilities ever owned, leased or operated by a predecessor entity at such locations), in Violation of any applicable law, ordinance, rule, regulation, order, judgment, decree or permit, and the Company has not received any notice of any such violation with respect to Hazardous Materials;

              (b) there has been no spill, discharge, leak, omission, injection, escape, dumping or release of any kind onto any property now owned or leased by the Company (or onto any other property ever owned or leased by it, or by any entity at any such location), or into the environment surrounding any such property, of Hazardous Materials, other than those releases permissible under such regulations, laws or statutes or allowable under applicable permits;

              (c) The Company, its operations and any property owned by the Company, are in compliance with all applicable environmental and use of land laws and the requirements of any permits issued under such laws;

              (d) there are no past, pending or threatened Environmental Claims against the Company or any property now previously owned or leased by the Company;

              (e) there is no condition or occurrence on any property previously owned or leased by the Company or any property adjoining or in the vicinity of any such property that could reasonably be anticipated (i) to form the basis of any Environmental Claim against the Company or (ii) to cause any property of the Company to be subject to any restrictions on the ownership, occupancy, use or, transferability of any such property under any Environmental Law.

           3.22 Bank Accounts, Currency Control, Powers of Attorney. Set forth in Schedule 3.22 to the Disclosure Letter is a list of each bank in which the Company maintains an account or safe deposit box, the numbers of each such account or safe deposit box, and the names of all persons having check signing or withdrawal powers or other authority with respect thereto. Also set forth in
Schedule 3.22 are names of all persons, if any, holding powers of attorney from the Company and a summary of the terms thereof.

              3.23 Accounts Receivable. All of the receivables of the Company are actual
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and bona fide receivables representing obligations for the total Brazilian currency amount thereof shown on the Pro Forma Balance Sheet and net of reserves and such receivables resulted from the ordinary course of business of the Company and are collectable to the full extent of the total amounts thereof, net of reserves A list of all such receivables is set forth on Schedule 3.23 to the Disclosure Letter

           3.24 Affiliate Transactions. The Company does not do business directly or indirectly with any entity controlled by or in common control with the Sellers except as set forth in Schedule 3.24 to the Disclosure Letter.
Schedule 3.24 to the Disclosure Letter, sets forth the terms and conditions upon which the Company has transacted business with such entities during the year ended on December 31, 1995.

           3.25 Licenses and Permits. The Company has obtain all occupancy and operating permits relating to the real property it uses. The Company has all licenses, approvals, certificates, permits, consents and authorizations of any federal, state or municipal governmental or regulatory body ("Licenses"') required to permit the Company to carry on its business as presently conducted. There is no action pending, nor has any claim been made, seeking to revoke or terminate any License or declare any License invalid nor is there any basis for any such action or claim.

           3.26 Guaranties. Schedule 3.26 to the Disclosure Letter contains a list of all debts, accounts, or obligations of the Company that are personally guaranteed by the Sellers or either of them or their spouses (the "Guaranties"). True and complete copies of all Guaranties that are listed in Schedule 3.26 have been delivered to Buyer, except as noted thereon.

           3.27 No Material Omissions. Neither this Agreement nor any of the exhibits, Schedules, documents, certificates or other items prepared or supplied by either of the Sellers pursuant to this Agreement taken as a whole contains any untrue statement of a material fact or omits to state a material fact necessary to make the statements contained herein or therein not misleading.

4.         REPRESENTATIONS AND WARRANTIES OF BUYER.

           Buyer hereby represents and warrants to each of the Sellers as follows, except as set forth in a letter herewith delivered by the Buyer to the Sellers (the "Buyer's Disclosure Letter"):

           4.1 Buyer is a corporation duly organized, validly existing, and in good standing under the laws of the United States of America.

           4.2 Buyer has full corporate power and authority to execute and deliver this Agreement and any other instruments to be executed and delivered by it in connection herewith, and to consummate the transactions contemplated hereby.

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           4.3 This Agreement, and upon due execution and delivery, such other instruments will, constitute legal, valid and binding obligations of Buyer, enforceable against Buyer in accordance with their respective terms (subject, as, to the enforcement of remedies, to applicable bankruptcy, reorganization, insolvency, moratorium or other similar laws affecting the enforcement of creditors, rights generally from time to time in effect).

           4.4 Except as set forth in Schedule 4.4 to the Buyer's Disclosure Letter, no consent, approval or agreement of any person, party, court, government or entity is required to be obtained by the Buyer in connection with the execution and delivery of this Agreement, or the performance by the Buyer of its obligations hereunder.

           4.5 Neither this Agreement nor any of the schedules, documents, certificates or other items prepared or supplied by Buyer pursuant to this Agreement taken as a whole contains any untrue statement of a material fact or omits to state a material fact necessary to make the statements contained herein or therein not misleading.

5.         NON-COMPETITION.

           5.1 Until five (5) years after the date hereof, Sellers shall not (a) engage, directly or indirectly, in Brazil, alone or as a shareholder (other than as a holder of less 5% of the common shares of any publicly traded corporation), partner, officer, director, employee or consultant of any other organization, in the business of the wholesale or independent distribution of prerecorded music, music videos and accessories, (the "Business"), (b) divert to any organization in the Business any customer of Buyer or (c) solicit or encourage any officer, employee or consultant of Buyer or any of its subsidiaries to leave its employment form employment by or with any organization in the Business. If at any time the provisions of this Section 5 shall be determined to be invalid or unenforceable, by reason of being vague or unreasonable as to area, duration, or scope of activity, as shall be determined to be reasonable and enforceable by the court or other body having jurisdiction over the matter; and the Sellers agree that this Section 5 as so amended shall be valid and binding as though any invalid or unenforceable provision had not been included herein.

           5.2 Its hereby expressly understood that the third installment of the Purchase Price, as described in item 2.1(c) above, shall be in consideration for the Sellers entering into the non-competition covenants mentioned in this Section.

           5.3 Notwithstanding the foregoing, the Sellers are hereby authorized to hold the name "Canta Brasil" in the retail stores controlled by them, or any of them, which are already in existence on the date hereof. It is irrevocable condition for the validity of the authorization granted hereunder that such retail stores shall never be engaged in the Business.



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6.         OTHER AGREEMENTS.

           6.1 No Severance. The parties agree that the consummation of the transactions contemplated by this Agreement is not intended to constitute a separation from service of any current or former employee or officer of the Company.

           6.2 (a) It is hereby further understood and agreed by the parties that the completion of the transactions contemplated hereby shall not affect, in any way whatsoever, the business relationship of the Company with any and all other companies under any of the Seller's control, or in which any of the Sellers have an equity interest, which are involved in the retail market of music CDs, video laser and related products (the "Retail Companies").

                  (b) Therefore, the Retail Companies shall continue to be supplied with by the Company, always at the best price and payment terms conditions practiced by the Company at such time. Sellers, on their turn, shall endeavor their best efforts in order to cause the Retail Companies to keep the purchases made by them from the Company materially in the same volumes and levels as presently made in all material respects.

           6.3 General. Each of the parties will use his, her or its reasonable efforts to take all action and to do all things necessary, proper or advisable in order to consummate and make effective the transactions contemplated by this Agreement.

7.         FURTHER ASSURANCES.

           Each of the parties shall promptly and duly execute and deliver such documents, instruments and other assurances as may be from time to time reasonably necessary or desirable to carry out more effectively the provisions of this Agreement and the transactions contemplated hereby, and to establish and protect the rights created or intended to be created in favor the parties hereunder.

8.         SURVIVAL OF REPRESENTATIONS.

           All representations and warranties of the parties contained in this Agreement (i) shall, subject to the time limitations of Section 9 hereof, survive the date hereof and (ii) shall be fully applicable and effective whether or not a party relies in fact thereon or has knowledge, acquired either directly or indirectly, of any fact at variance with, or of any breach of, any such representations or warranties.

9.         INDEMNIFICATION.

           9.1 It is hereby agreed by the parties that the Buyer, upon the acquisition of the Quotas hereunder, shall assume contingent liabilities of the Company up to the aggregate

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maximum amount in Brazilian Reais equivalent to one million US Dollars (US$
1,000,000). Upon such contingent liabilities becoming actual, Buyer shall reflect them separately from the accounting records of the Company, and the US Dollar value of the same shall be ascertained by using the rate by which the Central Bank of Brazil sells US Dollars in the "commercial exchange rate market" on the relevant day of payment, as shown in the so-called SISBACEN Data System, transaction PTAX-800, option 5, currency 220. Upon the US$ 1,000,000 limit being reached, the Sellers shall be, solely responsible for the payment of any and all amounts claimed against the Company, pursuant to the rules stated below.

           9.2 The provisions of Section 9.1 above being duly observed, Sellers hereby irrevocably agree to jointly and severally indemnify and hold Buyer and/or the Company harmless against any and all loss, cost., damage, deficiency or expense, resulting from or in connection with:

                  (i) any adjustment to the Purchase Price payable pursuant to Section 2.4 hereinabove,

                  (ii) any obligations or liabilities of the Company or any of the Sellers, of any nature, including, but not limited to, tax, labor, quasi-tax, social security, malpractice, trade or commercial nature, fixed or contingent, known or unknown, insured or uninsured, disclosed or undisclosed by Sellers herein, arising directly or indirectly from of any acts, facts or omission occurring or existing prior to the date hereof, not reflected in the Audited Financial Statements, or which have not been disclosed by Sellers to Buyer in the Disclosure Letter; and

                  (iii) any investigations, actions, suits, proceedings, demands, judgments, costs and legal and other expenses incident to any of the foregoing matters specified in item (i) and (ii) hereinabove.

            9.3 The obligation to indemnify hereby undertaken by Sellers for the benefit of Buyer shall remain in full force and effect until such time any such Liability ceases to exist by operation of statute of limitation, as provided in the applicable laws ("Indemnity Period").

           9.4 Should any Liabilities appear within the Indemnity Period, Buyer may, at its option, elect:
                  (i) to claim from Sellers amounts to be disbursed by Buyer and/or by the Company for settlement of any obligations in respect of any such Liabilities, for payment by Sellers to Buyer within forty-eight (48) hours after receipt of a notice therefor; or

                  (ii) to implement its rights by offset against its obligation to make payments of installments of the Purchase Price then outstanding.

           9.5 In the event that Buyer becomes aware of any such claim which gives rise to a

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right of indemnity from the Sellers hereunder, Buyer shall promptly notify
Sellers, who shall have the right to defend, at their expense, all such claims. In such case, Buyer shall cooperate with Sellers giving Sellers full access to the documentation, files and records of the Company in the possession of Buyer. It is expressly agreed and understood that Buyer shall in no circumstance be obliged to defend Sellers, should Sellers fail to do so.

           9.6 Defense by Sellers against any Liability shall be made through such attorneys as Sellers may then indicate, provided that Sellers shall bear any and all relevant attorneys' fees and all other related costs and expenses. Any judicial deposits, bonds or other guaranties which may be necessary, or required by the relevant court or governmental body for the implementation of the defenses shall be provided by Sellers. Should a favorable decision be obtained, any such guaranties shall revert to the benefit of Sellers, as well as any amounts due by the other party to the Company, as determined by the final decision in the defense procedures.

           9.7 To the extent that Sellers' defense as per Sections 9.5 and 9. 6 proves unsuccessful and after all available rights of appeal have been exhausted, Sellers shall, within forty-eight (48) hours from request, provide Buyer with its indemnification for any damage in connection with the relevant Liability, pursuant to the provisions of this Agreement.

           9.8 Notwithstanding the foregoing, Buyer will be entitled to claim settlement by Sellers in the mode provided in Section 9.4 above, of the underlying obligation in lieu of recognizing to Sellers the right to defend, should Buyer in good faith determine that defense by Sellers will prevent Buyer from maintaining the good standing and will affect the normal course of conduct of the Company and its business. In such case, Buyer shall notify Sellers in writing indicating the disadvantageous impact of a defense over the business and operations of the Company and of the period of time involved until a final settlement is reached.

           9.9 In addition, Fenix and Luiz, jointly and severally indemnify and hold Buyer harmless against any and all liability, loss, damage, cost, deficiency and expense, resulting from or in connection with any obligations or liabilities, of any nature, actual or alleged, arising in any whatsoever, from the relationship between Fenix, on one side, and Luiz and his spouse, Mrs. Terezinha dos Santos Rodrigues, on the other, and related, directly or indirectly, to acts, facts or omissions occurred on the date hereof, or even if prior to the date hereof but related to the transactions contemplated hereby.

           9.10 It is hereby expressly agreed by Buyer and Sellers that any indemnity payments by Sellers to Buyer as per this Section 9 shall be made free and clear of any and all taxes, costs, expenses and legal fees, which amounts shall be borne by Sellers.

           9.11 Any amounts which fail to be paid by Sellers as required by the provisions of this Section 9 shall be subject to (i) monetary correction as per IPC-R (in accordance with the applicable legislation then in force), (ii) a fine of ten percent (10%) of the updated amount, and

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(iii) default interest of one percent (1%) per month or fraction thereof.

10.        LAW AND JURISDICTION.

           10.1 This Agreement shall be governed and construed in accordance with the law of the Federative Republic of Brazil.

           10.2 Any dispute under this Agreement or pertaining to any claim or breach of, or any default under, any provision of this Agreement shall be resolved by the exclusive jurisdiction of the Courts sitting in the City of Sao Paulo, State of Sao Paulo, with the exclusion of any other court, no matter how privileged it may be.

11.        MISCELLANEOUS.

           11.1 Entire Agreement. This Agreement (which includes the Exhibits hereto), the Disclosure Letters, and the other documents and agreements delivered in connection with this Agreement contain the entire agreement among the parties hereto with respect to the transactions contemplated herein and supersede all other prior arrangements made by any of them with respect thereto, except for a certain Letter of Intent executed among the parties on September 1, 1995. No representation or warrant is made by any party hereto with respect to the subject matter hereof other than as expressly set forth in any of the aforementioned documents.

           11.2 Modification and Amendment. This Agreement cannot be orally changed, amended or terminated, and no provision or requirement hereof may be orally waived. Any change, amendment, termination or waiver hereof shall only be by agreement in writing signed by the party against whom enforcement of any change, amendment termination or waiver is sought.

           11.3 Binding upon Successors. This Agreement shall be binding upon and inure to the benefit of each of the parties hereto and their respective heirs, legal representatives, successors and assigns. Nothing in this Agreement, express or implied, is intended to confer upon any other person any rights or remedies under or by reason of this Agreement.

           11.4 Death. In the event of death of any of the Sellers prior to the payment of any and all installments of the Purchase Price, any installment then due to such deceased party shall be paid to his estate until such credits are allotted to one or more heirs by virtue of Court partition.

           11.5 Notices. All notices, consents, requests, instruments, approvals and other communications provided for herein shall be in writing and shall be deemed validly given when delivered personally or sent by certified mail, return receipt requested, postage prepaid, to the addresses described in the Preamble of this Agreement or at such other address as the parties

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shall provide by notice as herein provided.  Notice of change of address shall be effective only upon receipt.

           11.6 Counterparts. This Agreement may be executed by one or more counterparts, each of which shall be deemed to be an original, but all of which together shall constitute one and the same instrument.

           11.7 Section Headings. The section headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement.

           IN WITNESS WHEREOF, each of the parties have caused this Agreement to be duly executed all as of the day and year first above written.

                                            /s/ Peter Kaufmann
                                          ------------------------------------
                                            ALLIANCE AMERICAS, INC.
                                        By: Peter Kaufmann
                                     Title: President

                                            /s/ Luiz Domingos Rodrigues
                                          ------------------------------------
                                            LUIZ DOMINGOS RODRIGUES

                                            /s/ Terezinha Dos Santos Rodrigues
                                          ------------------------------------
                                            TEREZINHA DOS SANTOS RODRIGUES


                                            /s/ Peter Kaufmann
                                          ------------------------------------
                                            ALLIANCE ENTERTAINMENT CORP.
                                       By:  Peter Kaufmann
                                     Title: Executive Vice President


                                            /s/ Mauricio Jose Chiavatta
                                          ------------------------------------
                                            FINANCIERA FENIX S.A.
                                       By:  Mauricio Jose Chiavatta
                                     Title: Attorney

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